                                                                   EXHIBIT 10.10


================================================================================


                           ASSET PURCHASE AGREEMENT

                         dated as of December 31, 1996

                                 by and among

                   LASALLE CONSTRUCTION LIMITED PARTNERSHIP

                                  ("Seller"),

                           LASALLE PARTNERS LIMITED

                                 ("LaSalle"),

                       CLUNE CONSTRUCTION COMPANY, L.P.

                                   ("Buyer")

                                      and

                               MICHAEL T. CLUNE

                                   ("Clune")



                      CONSTRUCTION MANAGEMENT BUSINESS OF
                         LASALLE CONSTRUCTION LIMITED

================================================================================

                               TABLE OF CONTENTS



                                   ARTICLE 1
                                  Definitions


1.1 Definitions.......................................................   1
"Affiliate"...........................................................   1
"Agreement"...........................................................   1
"Assignment and Assumption Agreement".................................   1
"Asset Liabilities"...................................................   1
"Business"............................................................   1
"Buyer"...............................................................   1
"Closing Date" and "Closing"..........................................   1
"Code"................................................................   1
"Contracts"...........................................................   2
"CPI".................................................................   2
"Employees"...........................................................   2
"Equipment Leases"....................................................   2
"ERISA"...............................................................   2
"Excess Payments".....................................................   2
"Excluded Assets".....................................................   2
"Excluded Liabilities"................................................   2
"GAAP"................................................................   2
"Losses"..............................................................   2
"Net Earnings"........................................................   2
"Payables"............................................................   2
"Person"..............................................................   2
"Pre-Tax Net Cash Flow"...............................................   2
"Purchased Assets"....................................................   2
"Receivables".........................................................   3
"Seller"..............................................................   3
"Seller's Auditors"...................................................   3
"Subleases"...........................................................   3

                                   ARTICLE 2
                               Purchase and Sale

2.1    Agreements to Purchase and Sell................................   3
2.2    Excluded Assets................................................   4
2.3    Assumed Liabilities............................................   4
2.4    Excluded Liabilities...........................................   5
2.5    Procedures for Purchased Assets not Transferable...............   5

                                   ARTICLE 3
                      Purchase Price; Closing Adjustments

3.1    Purchase Price................................................    6
3.2    Payments at Closing...........................................    6
3.2.1  Initial Consideration.........................................    6


3.2.2  Net Unit Redemption Payment....................................   6
3.3    Receivable Collection..........................................   6
3.4    Income and Expenses............................................   7
3.4.1  Pre-Closing Income.............................................   7
3.4.2  Pre-Paid Income and Expenses...................................   7
3.5    Additional Consideration.......................................   7
3.6    Purchase Option................................................   7

                                   ARTICLE 4
                                    Closing

4.1    Closing Date...................................................   8
4.2    Transactions at Closing........................................   8
4.2.1  Transfer of Purchase Assets....................................   8
4.2.2  Payment of Purchase Price and Assumption of
       Assumed Liabilities............................................   8
4.2.3  Registrations and Listings.....................................   8
4.2.4  Equipment Leases...............................................   9
4.2.5  Computer Programs and Software.................................   9

                                   ARTICLE 5
                  Representations, Warranties, Agreements and
                        Covenants of Seller and LaSalle

5.1    Organization...................................................   9
5.2    Due Authorization..............................................   9
5.3    Title..........................................................  10
5.4    Litigation.....................................................  10
5.5    Brokers........................................................  10
5.6    Employees......................................................  10
5.7    ERISA..........................................................  10
5.8    "As is, where is"..............................................  10

                                   ARTICLE 6
                  Representations, Warranties, Agreements and
                               Covenants of Buyer

6.1    Organization...................................................  11
6.2    Due Authorization..............................................  11
6.3    Consents.......................................................  11
6.4    Litigation.....................................................  11
6.5    No Broker......................................................  12

                                   ARTICLE 7
                   Employees' Pension and Other Benefit Plans

7.1    Employees......................................................  12
7.2    Employee Benefit Plans.........................................  13

                                 ARTICLE 8
                   Pre-Closing Covenants of Seller and Buyer

8.1    Partnership and Other Actions..................................  13
8.2    Consents and Approvals.........................................  13
8.3    Access to Information..........................................  14

                                   ARTICLE 9
                                   Conditions

  9.1  Conditions to Obligations of Seller............................  14
9.1.1  Performance of Agreements and Conditions.......................  14
9.1.2  Representations and Warranties True............................  14
9.1.3  Opinion of Counsel.............................................  14
9.1.4  Payment of Purchase Price......................................  14
9.1.5  No Court Order.................................................  14
9.1.6  Subleases......................................................  14
9.1.7  Board Approval.................................................  14
  9.2  Conditions to Obligations of Buyer.............................  15
9.2.1  Performance of Agreements and Covenants........................  15
9.2.2  Representations and Warranties True............................  15
9.2.3  Opinion of Counsel.............................................  15
9.2.4  No Court Order.................................................  15
9.2.5  Subleases......................................................  15
9.2.6  Blake E. Brasher...............................................  15

                                   ARTICLE 10
                        Post Closing Covenants of Seller

10.1   Bonding........................................................  15
10.2   Cash Management and Working Capital............................  16
10.3   Referrals......................................................  17
10.4   New Office Lease...............................................  17
10.5   Administrative Service.........................................  17

                                   ARTICLE 11
                        Post-Closing Covenants of Buyer

11.1   Assumed Liabilities............................................  18
11.2   Availability of Records........................................  18
11.3   Use of Trade or Service Marks..................................  18
11.4   Tax Matters....................................................  19
11.5   Operating Covenants............................................  19

                                   ARTICLE 12
                    Default Rights Regarding Clune....................  22

                                   ARTICLE 13
                          Indemnification and Survival

13.1   Indemnification by Seller......................................  22
13.2   Indemnification by Buyer.......................................  23

                                  ARTICLE 14
                                  Termination

14.1     Termination of Agreement...................................  23
         14.1.1   Mutual Consent....................................  23
         14.1.2   By Seller.........................................  23
         14.1.3   By Buyer..........................................  23
14.2     Written Notice.............................................  24
14.3     Continuing Confidentiality.................................  24

                                   ARTICLE 15
                                 Miscellaneous

15.1     Assignment.................................................  24
15.2     Announcements..............................................  24
15.3     Confidentiality............................................  24
15.4     Expenses...................................................  24
15.5     Severability...............................................  24
15.6     Entire Agreement...........................................  25
15.7     No Third Party Beneficiaries...............................  25
15.8     Waiver.....................................................  25
15.9     Governing Law..............................................  25
15.10    Headings...................................................  25
15.11    Counterparts...............................................  25
15.12    Choice of Forum............................................  25
15.13    Further Documents..........................................  25
15.14    Notices....................................................  25
15.15    Survival...................................................  26
15.16    Construction...............................................  26
15.17    Nonrecourse Loan...........................................  26

                                   SCHEDULES
                                   ---------

Schedule 2.1(d)     Contracts
Schedule 2.2(c)     Receivables
Schedule 2.4(a)     Payables
Schedule 2.4(b)     Claims for Defective Work
Schedule 4.2.4      Equipment Leases
Schedule 6.4        Litigation
Schedule 7.1        Current Employees
Schedule 10.5       Services provided by LaSalle Partners to Buyer


                                    EXHIBITS
                                    --------

Exhibit A - Assignment and Assumption Agreement
Exhibit B - Subleases
Exhibit C - Note
Exhibit D - Security Agreement
Exhibit E - UCC-1 Financing Statement
Exhibit F - 1996 Business Plan
Exhibit G - Example of Additional Consideration
Exhibit H - Opinion of Counsel to Buyer
Exhibit I - Opinion of Counsel to Seller
Exhibit J - Working Capital Note
Exhibit K - Calculation of l995 Net Earnings

                           ASSET PURCHASE AGREEMENT

          THIS AGREEMENT, dated as of December 31, 1996, is entered into by and between LASALLE CONSTRUCTION LIMITED PARTNERSHIP, a Delaware limited partnership ("Seller"), LASALLE PARTNERS LIMITED, a Delaware limited partnership ("LaSalle"), CLUNE CONSTRUCTION COMPANY, L.P. a Delaware limited partnership ("Buyer"), and MICHAEL T. CLUNE, an Illinois resident ("Clune").

          WHEREAS, LaSalle owns Seller, and Seller is in the business, inter alia, of providing general contracting services for the construction of interior tenant space in commercial buildings in Chicago and Los Angeles (the "Business"); and,

          WHEREAS, Seller desires to sell certain assets of the Business on the terms and conditions set forth below; and

          WHEREAS, the Business is currently managed by Clune, and Clune has organized Buyer to purchase such assets from Seller on the terms and conditions set forth below;

          NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the parties hereto agree as follows:

                                   ARTICLE 1
                                  Definitions
                                  -----------

     1.1 Definitions. The following terms have the following meanings when used herein:

     "Affiliate" means with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. Affiliates of Buyer shall include, without limitation, Clune and Dublin Construction Company.

     "Agreement" means this Asset Purchase Agreement, including all Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.

     "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement and Bill of Sale in the form of Exhibit A attached hereto.

     "Assumed Liabilities" has the meaning set forth in Section 2.3.

     "Business" has the meaning set forth in the recitals hereof.

     "Buyer" has the meaning set forth in the recitals hereof.

     "Closing Date" and "Closing" refer to the date, time, and place for the closing of the transactions described in this Agreement and the closing referred to in Section 4.1.

     "Code" means the Internal Revenue code of 1986, as amended.

     "Contracts" has the meaning set forth in Section 2.1.

     "CPI" means the Consumer Price Index for All Urban Consumers (CPI-U), All Items, U.S. City Average (1982-1984 equals 100), published by the United States Department of Labor, Bureau of Labor Statistics.

     "Employees" has the meaning set forth in Section 7.1.

     "Equipment Leases" means the equipment leases listed on Schedule 4.2.4.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Excess Payments" has the meaning set forth in Section 11.5(g).

     "Excluded Assets" has the meaning set forth in Section 2.2.

     "Excluded Liabilities" has the meaning set forth in Section 2.4.

     "GAAP" means generally accepted accounting principles consistently applied from period to period and throughout any period.

     "Losses" has the meaning set forth in Section 12.1.

     "Net Earnings" for any year means the net earnings of Buyer for such year as determined from the annual audited financial statements of Buyer delivered pursuant to Section 11.5 of this Agreement, before giving effect to (i) all interest payable or paid under the Note, (ii) depreciation and amortization, and
(iii) state and federal income taxes. An example of how Net Earnings were for calendar year 1995, after deduction for such items, is set forth on Exhibit K.

     "Payables" means all accounts, obligations and notes payable of the Business which are listed on Schedule 2.4(a). With respect to each project which the Business has in progress on the Closing Date, Seller and Buyer have estimated the portion of the project which has been completed prior to Closing and have included on Schedule 2.4(a) the amount of Payables which are attributable to such portion of the project, whether or not an invoice has been issued with respect thereto. Buyer and Seller agree that Schedule

2.4 (a) (Accounts Payable Listing by Vendor) is a good faith estimate of the Payables prepared by Buyer as of the Closing date. Buyer agrees to prepare an updated and final version of this listing for review and acceptance by Seller no later than January 28, 1997.

     "Person" means any individual, corporation, partnership, joint venture, trust or unincorporated organization or government or any agency or political subdivision thereof.

     "Pre-Tax Net Cash Flow" for any year means Net Earnings for such year, less interest payable under the Note for such year. Pre-Tax Net Cash Flow shall be determined prior to any deduction for capital expenditures incurred by Buyer or Excess Payments.

     "Purchased Assets" has the meaning set forth in Section 2.1.

     "Receivables" means all rights to payment, accounts, obligations and notes receivable of the Business which are listed on Schedule 2.2(c). With respect to each project which the Business has in progress on the Closing Date, Seller and Buyer have estimated the portion of the project which has been completed prior to Closing and have included on Schedule 2.2(c) the amount of Receivables which are attributable to such portion of the project, whether or not an invoice has been issued with respect thereto. Buyer and Seller agree that Schedule 2.2 (c) (Account Receivable Sub-ledger) is a good faith estimate of the Receivables prepared by Buyer as of the Closing date. Buyer agrees to prepare an updated and final version of this listing for review and acceptance by Seller no later than January 28, 1997.

     "Seller" has the meaning set forth in recitals hereof.

     "Seller's Auditors" has the meaning set forth in Section 3.3.

     "Subleases" means the subleases set forth in Exhibit B attached hereto.

                                   ARTICLE 2
                               Purchase and Sale.
                               ------------------

     2.1 Agreements to Purchase and Sell. Subject to the terms and conditions and upon the basis of the agreements, representations and warranties contained herein, at the Closing on the Closing Date Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, all right, title, and interest of Seller in and to all of the properties, assets and rights of any kind, whether tangible or intangible, real or personal, of Seller used primarily in the Business and existing on the Closing Date except for the Excluded Assets (collectively, the "Purchased Assets"), including, without limitation:

          (a) all assets and supplies owned by Seller for use primarily in the Business as of the Closing;

          (b) all stock in trade, work-in-process and inventory relating primarily to the Business;

          (c) all records, customer lists and business files of Seller relating primarily to the Business;

          (d) all rights and interest of Seller to or in all agreements, options contracts and bids which are listed on Schedule 2.1(d) (the "Contracts");

          (e) all licenses, approvals, certificates, permits, franchises, or other evidence of authority issued by a Federal, state, local or foreign governmental agency or authority relating primarily to the Business to the extent assignable.

          (f) all furniture and equipment used primarily in the Business; and

          (g) all computer programs and software used primarily in the Business to the extent Seller is legally permitted to transfer such programs and software.

Promptly after Closing, Buyer and Seller shall jointly prepare a list of all furniture and equipment which is included as a part of the Purchased Assets.

     2.2 Excluded Assets. The Seller shall not sell, transfer or assign, and the Buyer shall not purchase, the following assets of the Seller (such assets being collectively referred to hereinafter as the "Excluded Assets"):

          (a) all rights of Seller arising under this Agreement and the consummation of the transactions contemplated hereby;

          (b) all cash, bank deposits and marketable securities;

          (c) all Receivables, except to the extent they are expressly transferred to Buyer pursuant to the terms set forth below;

          (d) all corporate minute books, stock records and tax returns of Seller and such other similar corporate books and records of Seller as may exist on the Closing Date; provided however, that Buyer shall be entitled to obtain copies of such other records of Seller relating to the Purchased Assets as Buyer may reasonably require in connection with the operation of the Business or use of the Purchase Assets subsequent to the Closing;

          (e) all interests in and to the names "LaSalle", "LaSalle Partners" and "LaSalle Construction" and all variants thereof and all rights to the use of such names as trademarks; all listings pertaining to Seller and Seller's Affiliates in all telephone books and directories; and stationery, forms, labels, shipping material, catalogs, brochures, art work, photographs and advertising and promotional materials related to Seller or Seller's Affiliates;

          (f) Seller's leases at 11 South LaSalle Street in Chicago, Illinois and at 355 South Grand Avenue in Los Angeles, California (the "Leases");

          (g) all rights to refunds of taxes; and

          (h) all property, wherever situated, not primarily used in the Business, without limitation, all property used by Seller's Project Management Group.

     2.3 Assumed Liabilities. On the Closing Date, subject to the provisions of Section 2.4 hereof, Buyer shall assume all liabilities and obligations of Seller relating to the Business except for the Excluded Liabilities (collectively, the "Assumed Liabilities"), including, without limitation:

          (a) all the obligations of Seller under the Contracts and any other agreements, options, contracts, leases (excluding the Leases), instruments, purchase orders, sales orders, and commitments (including outstanding bids) of Seller related to the Business;

          (b) any sales, use, transfer or other tax (other than income tax) or recording cost imposed upon the sale or transfer of the Purchased Assets pursuant to this Agreement to the extent imposed by law on the Buyer;

          (c) all claims, including warranty claims for defective work or breach of contract (i) performed by the Business prior to the Closing Date to the extent Clune or his project managers had actual knowledge of any defective work or breach of contract and did not disclose it to Seller in writing prior to the date hereof, and (ii) performed by the Business after the Closing Date;

          (d) the obligations assumed by Buyer pursuant to Section 7 hereof; and

          (e) any termination and severance pay for all Employees for which Buyer is liable under Section 7.1.

     2.4 Excluded Liabilities. The Buyer does not assume and will not become responsible for any of the following liabilities and obligations of the Seller (collectively, the "Excluded Liabilities"):

          (a) any Payables, except to the extent they are expressly transferred to the Buyer pursuant to the terms hereof; and

          (b) any claims for defective work or breach of contract performed by the Business prior to Closing except for claims arising out of defective work or breach of contract which Clune or his project managers had actual knowledge of and did not disclose on Schedule 2.4(b) or to LaSalle in writing prior to the date hereof.

     2.5 Procedures for Purchased Assets not Transferable. If any of the Contracts or any other property or rights included in the Purchased Assets are not assignable or transferable by virtue of the provisions thereof or under applicable law without the consent of some party or parties, Seller shall use all commercially reasonable efforts to obtain such consents after the execution of this Agreement, but prior to the Closing Date, and Clune shall use all commercially reasonable efforts to assist in that endeavor. If any such consent cannot be obtained prior to the Closing Date and the Closing occurs, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof and the Buyer shall not assume Seller's obligations with respect thereto, but Seller shall use all commercially reasonable efforts to obtain such consent as soon as possible after the Closing Date or otherwise obtain for Buyer the practical benefit of such property or rights and Clune shall use all commercially reasonable efforts to assist in that endeavor. Until such consent is obtained, Buyer shall perform on behalf of Seller all obligations under the applicable agreement after Closing, and Buyer shall be entitled to all benefits received by Seller in connection therewith.

                                   ARTICLE 3
                      Purchase Price; Closing Adjustments.

     3.1  Purchase Price.  The total purchase price for the Purchased
Assets shall be an amount equal to (i) $9,100,000 (the "Initial Consideration"),
(ii) the assumption of the Assumed Liabilities, and (iii) the Additional Consideration (defined below).

     3.2  Payments at Closing

          3.2.1 Initial Consideration. The Initial Consideration shall be paid at Closing as follows; (i) Buyer shall pay Seller at Closing an amount equal to the Net Unit Redemption Payment (defined below) which shall be applied against the Initial Consideration, and (ii) the balance of the Initial Consideration shall be paid by execution and delivery of a promissory note (the "Note") in the form of Exhibit C attached hereto. The Note shall be secured by a pledge (the "Pledge") in the form of Exhibit D attached hereto. The Pledge shall be perfected by a UCC-1 financing statement in the form of Exhibit E attached hereto (the "UCC-1 Financing Statement"), which shall be filed with the Illinois Secretary of State. (The Note, Pledge and UCC-1 Financing Statement are herein referred to as the "Loan Documents.")

     3.2.2 Net Unit Redemption Payment. At Closing Clune shall withdraw as a partner from DEL-LPL Limited Partnership and DEL-LPML Limited Partner (collectively referred to herein as "DEL"), and Seller shall cause DEL to redeem all of Clune's partnership units in DEL (the "Units") pursuant to the terms of the DEL Partnership Agreement, as amended. The amount payable to Clune pursuant thereto, net of any outstanding loans from DEL to Clune, shall be known as the "Net Unit Redemption Payment." (As of the date hereof, the Net Unit Redemption Payment would be $85,859.95.) Under the terms of the DEL Partnership Agreement with DEL, the Net Unit Redemption Payment is paid partly in cash (in the amount of $25,759.15) and partly in a promissory note from DEL to Clune (in the amount of $60,100.80). The cash portion of the Net Unit Redemption Payment shall be paid in cash by Buyer to Seller at Closing, and the promissory note shall be assigned to Buyer and then to Seller at Closing. In addition, any outstanding call options for units in DEL which are held by Clune shall be terminated at Closing, and Clune shall have no right to purchase any additional units in DEL prior to Closing. Clune shall also resign from Seller and LaSalle as of Closing, and neither Seller nor LaSalle shall have any obligation to pay Clune any termination or severance payments as a result of the termination of his employment with Seller or LaSalle; provided, however, if Seller shall receive at least $1,465,000 in Net Earnings from LaSalle Construction Limited for calendar year 1996, Seller shall pay Clune at, least one hundred percent (100%) of his target bonus for 1996 which is payable in January of 1997.

     3.3 Receivable Collection. Buyer and Seller cooperate with each other to enable Seller to collect all Receivables and pay all Payables when due. If Buyer receives payment on any Receivable after Closing, Buyer shall promptly remit such payment to Seller. Any amounts collected from any third party shall be applied first to the earliest receivable which is then owed by such third party (unless a dispute exists with regard to such receivable) and then to each successive' invoice until the Receivables shall have been paid in full. From and after the Closing Date, Buyer shall use the same collection methods customarily used by Buyer in the collection of its own accounts to assist Seller in the collection of the Receivables (except Buyer shall have no obligation to commence litigation or place any account receivable with any third party for collection). Seller shall have the right to commence litigation or use other reasonable means to collect any such Receivables for the period prior to January 1, 1996, and Buyer shall reasonably cooperate with Seller's efforts to collect such Receivables. Seller shall indemnify and hold Buyer harmless from any and all claims and liabilities arising out of such collection efforts.

     3.4  Income and Expenses.

          3.4.1 Pre-Closing Income. Seller shall be entitled to all Net Earnings from Seller's business, including the construction management business and the project management business, which is attributable to work performed in calendar year 1996, and Buyer guaranties that the amount of such Net Earnings shall be equal to the greater of (i) $1,465,000 or (ii) the Net Earnings from such business for calendar year 1996 as set forth on the books of the Seller as of December 31, 1996. (An estimate of such net income is set forth in the business plan of Seller for calendar year 1996 which is attached hereto as Exhibit F.) If Seller has not received such amount by April 30, 1997, Buyer shall pay Seller on April 30, 1997, the difference between such amount and what Seller has received by such date; and Seller shall assign to Buyer all remaining Receivables and all remaining Payables for calendar year 1996.

          3.4.2 Pre-Paid Income and Expenses. If Seller has collected any payments or deposits for work to be done by the Business after the Closing Date, Seller shall give Buyer a credit for such funds at Closing; and, if Seller has paid any expenses for work to be done by the Business after the Closing Date, Buyer shall give Seller a credit at Closing for such expenses.

     3.5 Additional Consideration. At maturity or prepayment in full of the Note, Buyer shall pay Seller additional cash consideration (the "Additional Consideration") in an amount equal to the excess of the value of Buyer at such time determined in accordance with the methodology described in Section 3.6 over the amount of principal and interest then due to Seller other than by reason of this Section 3.5; provided, however, in no event shall the Additional Consideration exceed an amount that, when combined with all other cash payments with respect to the Initial Consideration (including principal and interest payments on the Note) and payments for the administrative services as set forth below (but excluding payments pursuant to Section 3.3 above) received by Seller (determined, with respect to any capital gains, on an after-tax basis with Seller being assumed to have a capital gains tax rate equal to the highest capital gains tax rate in effect from time to time), discounted at the Discount Rate (defined below) from the payment dates to the date of Closing, will equal $9,100,000. An example of how the Additional Consideration will be calculated is attached hereto as Exhibit G. The Discount Rate shall equal 12.5% if the Note is paid in full prior to the fifth anniversary of the Closing, 12.75% if the Note is paid in full on or after the fifth anniversary of the Closing and prior to the seventh anniversary of the Closing, and 13.25% if the Note is paid in full on or after the seventh anniversary of the Closing. Buyer's obligation to pay the Additional Consideration shall be secured by the Pledge and UCC-1 Financing Statement.

     3.6 Purchase Option. Seller shall have the option to acquire up to forty-nine and 9/10 percent (49.9%) of the ownership interest in Buyer on the carrier of the tenth anniversary of the Closing or the prepayment of the Note. Seller shall give Buyer written notice of the exercise of its option at least thirty (30) days prior to the tenth anniversary of the Closing or the prepayment of the Note, as the case may be; and Buyer shall give Seller at least sixty (60) days prior written notice of its intention to prepay the Note. The Purchase price shall equal the percentage of Buyer being purchased by Seller multiplied by the value of Buyer at the time of the purchase, as determined by an independent appraiser experienced in the valuation of similar businesses, mutually acceptable to Seller and Buyer. If Buyer and Seller cannot agree on the appraisal within thirty (30) days after Seller delivers notice exercising its option, either party may apply to the American Arbitration Association for the appointment of the appraiser, whose determination shall be final and binding on the parties. If Seller exercises its purchase option, Buyer shall have the right to apply all or part of the outstanding principal and any accrued interest on the Note and/or the Additional Consideration towards such purchase price, with any excess of the purchase price over these amounts to be paid by Seller in cash. If Buyer has multiple classes of equity, Seller's option set forth in this paragraph shall be to purchase up to forty-nine and 9/10 percent (49.9%) of each class based on the appraiser's valuation of each such class. In connection with the sale of the ownership interest to Seller, Buyer shall make representations and warranties which are customary in similar transactions including those being made by Seller herein and representations regarding knowledge of undisclosed liabilities.

                                   ARTICLE 4
                                    Closing.

     4.l Closing Date. The Closing hereunder shall take place at the office of Seller, 200 East Randolph Drive, Chicago, Illinois 60601, at such place as Seller and Buyer may agree; provided, however, the Closing shall be deemed effective as of 11:59 p.m. on December 31, 1996.

     4.2 Transactions at Closing. At the Closing, and on the basis of the representations, warranties, covenants and agreements made herein and in the exhibits hereto and in the certificates and other instruments delivered pursuant hereto, and subject to the terms and conditions hereof;

          4.2.1 Transfer of Purchased Assets. Seller shall transfer and convey or cause to be transferred and convey to Buyer all of the Purchased Assets, delivering to Buyer the Assignment and Assumption Agreement, and such other good and sufficient instruments of transfer and conveyance as shall be necessary to vest in Buyer all right and title in and to all of the Purchased

Assets. In addition, Seller shall deliver (a) the certificate required by
Section 9.2.2. (b) the opinion required by Section 9.2.3., (c) UCC, judgment and tax lien searches showing no liens or encumbrances on the Purchased Assets, and (d) the Subleases.

          4.2.2 Payment of Purchase Price and Assumption of Assumed Liabilities. In consideration for the sale and transfer of the Purchased Assets, Buyer shall pay to Seller an amount equal to the Net Unit Redemption Payment, execute and deliver to Seller the Note, Pledge and UCC-1 Financing Statement, and execute and deliver to Seller the Assignment and Assumption Agreement, whereby Buyer assumes the Assumed Liabilities. In addition, Buyer shall deliver (a) the certificate required by Section 9.1.2, (b) the opinion required by Section 9.1.3., (c) UCC, judgment and tax lien searches showing no liens or encumbrances on the assets of Buyer, and (d) the Subleases.

          4.2.3 Registrations and Listings. Buyer shall at its sole cost and expense cause all registrations and listings for the Purchased Assets, including any cars and telephones, to be transferred to Buyer as soon as possible after Closing. Seller shall assist Buyer in making such transfers, including assigning to Buyer any automobile registrations in Seller's possession.

          4.2.4 Equipment Leases. At Closing, Seller shall assign to Buyer the Equipment Leases, and Buyer shall assume all of Seller's obligations thereunder accruing from and after Closing.

          4.2.5 Computer Programs and Software. To the extent Seller has any computer programs or software which is used primarily with the Purchased Assets and can be legally assigned to Seller, Seller shall assign all of its right, title and interest in such programs and software to Buyer at Closing.

                                   ARTICLE 5
                  Representations, Warranties, Agreements and
                        Covenants of Seller and LaSalle

     Seller and LaSalle represent and warrant to, and agree with, Buyer as follows:

          5.1 Organization. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, duly qualified to transact business as a foreign limited partnership in such jurisdictions where the nature of the Business makes such qualification necessary, except as to jurisdictions where the failure to qualify could not reasonably be expected to have a material adverse effect on Seller, and with all requisite partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted. LaSalle is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, duly qualified to transact business as a foreign limited partnership in such jurisdictions where the nature of its business makes such qualification necessary, except as to jurisdictions where the failure to qualify could not reasonably be expected to have a material adverse effect on LaSalle, and with all requisite partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     5.2 Due Authorization. Seller has full power and authority to execute, deliver and perform this Agreement, the Assignment and Assumption Agreement and the Subleases, and the execution and delivery of this Agreement, the Assignment and Assumption Agreement and the Subleases and the performance of all obligations hereunder and thereunder have been duly authorized by Seller. The signing, delivery and performance of this Agreement, the Assignment and Assumption Agreement and the Subleases by Seller is not prohibited or limited by, and will not result in the breach of or a default under, any provision of the partnership agreement of Seller, or of any agreement or instrument binding on Seller, or any applicable order, writ injunction or decree of any court of governmental instrumentality, and will not result in any lien, encumbrance or charge on any of the Purchased Assets. This Agreement has been, and on the Closing Date, the Assignment and Assumption Agreement and the Subleases will have been, duly executed and delivered by Seller and constitutes, or, in the case of the Assignment and Assumption Agreement and the Subleases will have been, duly executed and delivered by Seller and constitutes, or, in the case of the Assignment and Assumption Agreement and the Subleases will constitute, the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors' rights generally. LaSalle has full power and authority to execute, deliver and perform this Agreement, and the execution and delivery of this Agreement and the performance of all obligations hereunder have been duly authorized by LaSalle. The signing, delivery and performance of this Agreement by LaSalle is not prohibited or limited by, and will not result in the breach of or a default under, any provision of the partnership agreement of LaSalle, or of any agreement or instrument binding on LaSalle, or any applicable order, writ injunction or decree of any court or governmental instrumentality, and will not result in any lien encumbrance or charge on any of the Purchased Assets. This Agreement has been duly executed and delivered by LaSalle and constitutes the legal, valid and binding obligations of LaSalle enforceable against LaSalle in accordance with its terms except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors' rights generally.

     5.3 Title. Upon delivery to Buyer of the Assignment and Assumption Agreement Buyer will receive good and valid title to all of the Purchased Assets, free and clear of all liens (except for tax liens for taxes not yet due and payable), encumbrances, charges and claims of every kind.

     5.4 Litigation. There is no litigation proceeding or claim pending or, to the best of Seller's or LaSalle's knowledge, threatened relating to or affecting Seller's or LaSalle's ability to sell the Business or perform its obligations hereunder.

     5.5 Brokers. Seller has not engaged any order or any other person who would be entitled to any brokerage fee or commission in respect of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     5.6 Employees. Seller shall pay all wages, bonuses and other benefits to the Employees which accrue prior to Closing in accordance with Seller's customary policies and procedures; provided, however, in no event shall Seller be liable for any severance or termination payments to the Employees. Seller has in effect no policies or agreements which would give rise to an entitlement on the part of the Employees to receive such payments.

     5.7 ERISA. Neither (a) the execution and delivery of this Agreement and the consummation of the transactions contemplated herein (including without limitation the exercise by Seller and LaSalle of their contractual rights hereunder, and the performance by Seller and LaSalle of their obligations under
Section 10.3 hereof or the other provisions of this Agreement) nor (b) to Seller's actual knowledge, the retention of Buyer to render services in respect of any property or project for which LaSalle, Seller or their Affiliates are managers or advisors will violate any provision of ERISA or any rules or regulations promulgated thereunder.

     5.8  "As is, where is".  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN
THIS ARTICLE 5, SELLER AND LASALLE ARE MAKING NO REPRESENTATION OR WARRANTY AS TO THE PURCHASED ASSETS OR THE BUSINESS AND BUYER ACKNOWLEDGES AND AGREES THAT EXCEPT AS OTHERWISE PROVIDED HEREIN SELLER IS SELLING AND CONVEYING THE PURCHASED ASSETS AND THE BUSINESS ON AN "AS IS, WHERE IS" BASIS.

                                   ARTICLE 6
        Representations, Warranties, Agreements and Covenants of Buyer

     Buyer represents and warrants to, and agrees with, Seller as follows:

     6.1 Organization. Buyer is a limited partnership duly qualified, validly existing and in good standing under the laws of the State of Delaware, duly qualified to transact business as a foreign limited partnership in all jurisdictions except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on Buyer, and with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; provided, however, Buyer is not yet qualified to do business in the State of California but shall promptly qualify after Closing.

     6.2 Due Authorization. Buyer has full power and authority to execute, deliver and perform this Agreement, the Assignment and Assumption Agreement, the Loan Documents and the Subleases, and the execution and delivery of this Agreement, the Assignment and Assumption Agreement, the Loan Documents and the Subleases and the performance of all obligations hereunder and thereunder have been duly authorized by Buyer. The signing, delivery and performance of this Agreement, the Assignment and Assumption Agreement, the Loan Documents and the Subleases by Buyer is not prohibited or limited by, and will not result in the breach of or a default under any provision of the partnership agreement of Buyer or of any order, writ, injunction or decree of any court or governmental instrumentality, and will not result in any lien, encumbrance or charge on any of the Purchased Assets. This Agreement has been, and on the Closing Date the Assignment and Assumption Agreement, the Loan Documents and the Subleases will have been, duly executed and delivered by Buyer and constitutes, or, in the case of the Assignment and Assumption Agreement, the Loan Documents and the Subleases will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors' rights generally. Clune has full power and authority to execute, delivery and perform this Agreement. The signing, delivery and performance of this Agreement by Clune is not prohibited or limited by, and will not result in the breach of or a default under any order, writ, injunction or decree of any court or governmental instrumentality, and will not result in any lien, encumbrance or charge on any of the Purchased Assets. This Agreement has been duly executed and delivered by Clune and constitutes the legal, valid and binding obligation of Clune enforceable against Clune in accordance with its terms except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or effecting creditors' rights generally.

     6.3 Consents. No notice to, filing with, authorization of, exemption by, or consent of, any person, entity or public authority is required for Buyer or Clune to consummate the transactions contemplated hereby.

     6.4 Litigation. There is no litigation, proceeding or claim pending or, to the best of Buyers or Clune's knowledge, threatened relating to or affecting Buyer's or Clune's ability to purchase or operate the Business or assume the Assumed Liabilities relating thereto or perform their obligations hereunder. To the best of Clune's knowledge, except as disclosed in Schedule 6.4, there is no litigation pending or threatened with respect to the Business, and Clune is not aware of any claims for defective work by the Business.

     6.5 No Broker. Buyer and Clune have not engaged any broker or any other person who would be entitled to any brokerage fee or commission in respect of the execution and delivery this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE 7
                  Employees' Pension and Other Benefit Plans.

     7.l  Employees.

     (a) Employees. Schedule 7.1 is a list of all of Seller's current employees who work at or are employed in connection with the Business but does not include Seller's project management group (the "Employees"). Buyer agrees to offer employment to all of the Employees.

     (b) Offers of Employment. The Employees shall remain on Seller's payroll records until the Closing Date (except for those Employees terminated with cause by Seller and those who voluntarily resign or retire), and shall be paid by Seller all amounts of wages, bonuses and other remuneration (other than accrued personal, sick and vacation pay, all of which are assumed by Buyer) including without limitation, discretionary bonuses payable to such Employees with respect to periods on or prior to the Closing Date pursuant to their employment agreements, together with any work is compensation claims or amounts payable to such Employees in connection with events occurring prior to the Closing Date, Buyer agrees to offer employment effective as of the Closing Date, on terms and conditions substantially equivalent to those on which they are currently employed, to all Employees except for those who, prior to the Closing Date, (i) are terminated with cause by Seller or (ii) voluntarily resign or retire. Seller shall give Buyer, credit after Closing for up to $20,000 in personal, sick or vacation days accrued prior to Closing which are taken by the Employees after Closing. Such credit shall be used to offset Buyer's outstanding obligations under the Working Capital Not (defined below); provided, however, if there are no such outstanding obligations, such credit shall be paid to Buyer in cash as and when such days are taken by the Employees.

     (c) Payments. Buyer shall be responsible for and shall pay all severance payments (if any) due to Employees as a result of the termination of their employment with Seller at Closing; provided, however, Seller shall be responsible for and shall pay all severance payments (if any) due to Employees which Seller terminates prior to Closing pursuant to the preceeding paragraph. Buyer shall also give all Employees credit or compensation for all accrued sick days and personal days.

     (d) LPISC. If any employees of LPISC who work for the Business are terminated as a result of the transactions set forth herein, Buyer shall be solely responsible for any severance payments or other benefits payable as a result thereof, provided, however, Seller represents that it is not aware of any such employees.

     7.2  Employee Benefit Plans.

     (a) 401(k) Plan. Prior to the Closing Date or as soon as reasonably practicable thereafter, Seller shall contribute to LaSalle's 401(k) plan (the "LaSalle 401(k) Plan") an amount equal to the salary deferral contributions (if any) of each Employee who participates in the LaSalle 401(k) Plan plus related matching contributions through the Closing Date, and LaSalle shall cause the LaSalle 401(k) Plan to be amended to provide that such Employees shall be fully vested in their account balances determined after taking into account the contributions described in the preceding clause.

     (b) Welfare Benefits. Buyer shall have no responsibility or liability for any benefit, obligation or expense under any welfare plan (as that term is defined in Section 3 (1) of ERISA) that is maintained or contributed to by Seller for the benefit of Seller's employees and retired employees (the "LaSalle Welfare Plans") including coverage pursuant to Section 4980B of the Code and
Part 6 of Title I of ERISA (COBRA), and Seller shall have no responsibility or liability for any benefit, obligation or expense under any welfare plan that may be established, maintained or contributed to by Buyer for the benefit of Employees for periods after the Closing Date. LaSalle shall keep the LaSalle Welfare Plans as applied to Employees of Seller in full force and effect through the Closing Date, and Employees shall remain covered under the LaSalle Welfare Plans for all claims and expenses under such plans that relate to, or arise out of, any event occurring on or prior to the Closing Date, regardless of when such claims are filed.

                                   ARTICLE 8
                   Pre-Closing Covenants of Seller and Buyer.

     8.1 Partnership and Other Actions. Each of Seller and Buyer shall take all necessary action required to fulfill its obligations under this Agreement, the Assignment and Assumption Agreement, the Loan Documents, the Subleases and the transactions contemplated hereby and thereby.

     8.2 Consents and Approvals. Each of Seller and Buyer shall use its commercially reasonable efforts to obtain all necessary consents and approvals to the performance of its obligations under this Agreement, the Assignment and Assumption Agreement, the Loan Documents and the Subleases and the transactions contemplated hereby and thereby. Each of Seller and Buyer shall make and filings, applications, statements and reports to all Federal or state government agencies or entities which are required to be made prior to the Closing Date by or on behalf of Seller or Buyer pursuant to any applicable statute, rule or regulation in connection with this Agreement, the Assignment and Assumption Agreement, the Loan Documents and the Subleases and the transactions contemplated hereby and thereby.

     8.3 Access to Information. Seller and Buyer will permit representatives of the other party from and after the date hereof up to the Closing Date to have access at all reasonable times to the books, accounts, records, properties, operations and facilities of every kind pertaining to the Business, and will furnish the other party with such financial and operating data in the possession of the other party as either party shall from time to time reasonably request, subject to any confidentiality agreements entered into by either party; and each party shall cooperate with the other party in any due diligence which the other party elects to perform.

                                   ARTICLE 9
                                   Conditions

     9.1 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to Closing of the following conditions (any one or more of which may be waived in whole or in part by Seller):

     9.1.1 Performance of Agreements and Conditions. All agreements and conditions to be performed and satisfied by Buyer hereunder on or prior to the Closing Date shall have been duly performed and satisfied in all material respects.

     9.1.2 Representations and Warranties True. The representations and warranties of Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date, with the same effect as though made on and as of the Closing Date, and there shall be delivered to Seller on the Closing Date a certificate, in form and substance reasonably satisfactory to Seller duly signed by Buyer, to that effect.

          9.1.3 Opinion of Counsel. Seller shall have received from Winston & Strawn, counsel to Buyer, an opinion dated the Closing Date and in form and substance reasonably satisfactory to Seller and its counsel covering the matters contained or provided for in Exhibit H.

          9.1.4 Payment of Purchase Price. Buyer shall have paid the Purchase Price and assumed the Assumed Liabilities as provided in Section 4.2.2.

          9.1.5 No Court Order. No court shall have been entered in any action or proceeding instituted by any party which enjoins, restraints, or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

          9.1.6 Subleases. Buyer and Seller shall have entered into the Subleases and shall work diligently together after Closing to obtain consents to the Subleases.

          9.1.7 Board Approval. Seller shall have obtained all approvals required on its part for this Agreement, the Assignment and Assumption Agreement, the Subleases and the transactions contemplated thereby. Seller shall notify Buyer no later than the execution of this Agreement whether it has obtained such approvals.

     9.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by Buyer):

          9.2.1 Performance of Agreements and Covenants. All agreements and conditions to be performed and satisfied by Seller hereunder on or prior to the Closing Date shall have been duly performed and satisfied in all material respects.

          9.2.2 Representations and Warranties True. The representations and warranties of Seller contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date and there shall be delivered by Seller on the Closing Date a certificate, in form and substance reasonably satisfactory to Buyer, duly signed by an officer of Seller, to that effect.

          9.2.3 Opinion of Counsel. Buyer shall have received from Hagan & Associates, counsel to Seller, an opinion dated the Closing Date in the form and substance reasonably satisfactory to Buyer and its counsel covering the matters contained in Exhibit I.

          9.2.4 No Court Order. No court order shall have been entered in any action a proceeding instituted by any party which enjoins, restrains, or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

          9.2.5 Subleases. Buyer and Seller shall have entered into the Subleases and shall work diligently together after Closing to obtain consents to the Subleases.

          9.2.6 Blake E. Brasher. One of the Employees is Blake E. Brasher ("Brasher") who is a unit holder in DEL. At the Closing, Brasher shall withdraw from DEL and redeem all of his units in DEL, and LaSalle shall cause DEL to pay Brasher the net unit redemption price for his units in the amount of $15,853.42 in accordance with the DEL Partnership Agreement, as amended (i.e., $6,741.31 shall be paid in cash and $9,112.11 shall be paid in the form of a note from DEL to Brasher). In addition, all outstanding options held by Brasher for the purchase of units in DEL shall be canceled, and Brasher shall not have any right to purchase additional units in DEL prior to Closing.


                                   ARTICLE 10
                        Post-Closing Covenants of Seller

     10.1 Bonding. Seller acknowledges that Buyer's ability to obtain bonds for projects undertaken by Buyer is a critical aspect of Buyer's ability to conduct and promote the Business. Buyer has agreed to the Purchase Price on the grounds that LaSalle will assist Buyer in obtaining bonding facility similar to the one which is currently in existence for Seller. For the three (3) year period following the Closing Date or until the Note matures or is prepaid, whichever is earlier, LaSalle shall assist Buyer by giving credit support, on the terms and conditions set forth below, in obtaining bonds for projects undertaken by Buyer which require payment or performance bonds provided Buyer shall have used its best efforts to avoid having to provide bonds on any projects. For projects for which bonds are required, Buyer shall submit a complete package of relevant information to LaSalle for review and assessment of the financial and business risks. LaSalle shall have the absolute right, in its sole discretion to decline to provide bonding assistance on any project or to require whatever contract modifications it reasonably deems necessary before agreeing to provide such assistance. Notwithstanding the foregoing right, it is the intent of Seller to assist Buyer in obtaining bonds for projects of similar character and business risk as those projects of the Business completed during the previous two years. In no case shall LaSalle be responsible for any fees payable to any bonding company in connection with such bonds. For projects which LaSalle has agreed to give assistance in obtaining bonds, LaSalle shall have the right to approve all contract documents prior to signing and to require that the Seller maintain whatever system LaSalle reasonably deems necessary to ensure proper administration and accounting for the project through completion and release of the bonds, including, but not limited to, the payment of construction costs through a title company construction escrow. In the event LaSalle becomes liable for any claim in connection with any such bonds, Buyer shall immediately, at its option, either reimburse LaSalle for such liability or increase the principal amount of the Note if the Note has not previously been prepaid or matured by acceleration or otherwise.

     10.2 Cash Management and Working Capital. As long as LaSalle is assisting, or is obligated to assist, in providing bonds as set forth in Section
10.1 above, LaSalle shall (i) be in charge of cash management for Buyer and provide all cash management services in connection therewith and (ii) provide Buyer with a revolving line of credit (the "Working Capital Loan") which shall be used solely for Buyer's working capital purposes and borrowings under which shall from time to time be made and repaid without premium or penalty at the election of Buyer; provided however, the aggregate amount outstanding at any time under such line of credit shall not exceed $1,000,000. As part of the cash management services LaSalle shall have the right to sweep all of Buyer's cash each night into a LaSalle account, provided LaSalle shall refund such cash to Buyer as and when needed by Buyer in the operation of its Business and LaSalle shall not have any rights of off-set against such cash unless Buyer defaults under the Note or the Working Capital Note; provided that, without respect to the existence of any such default, in no event may LaSalle exercise set-off rights against Buyer's cash representing payments made to Buyer in respect a construction contracts to the extent of the amount of such payments as to which Buyer is obligated to make payments to subcontractors under such construction contracts (it being understood that Buyer's ability to make timely payments to subcontractors is essential to its business and any interference with such ability will result in substantial damage to Buyer). On a monthly basis, a more frequently if reasonably requested by Buyer, LaSalle shall provide Buyer with an accounting of its cash management activities performed on behalf of Buyer. The Working Capital Loan shall bear interest at the rate charged to LaSalle from time to time under its principal line of credit for 30-day LIBOR loans, which interest shall be due and payable monthly in arrears on the first day of each month; provided, however, Buyer shall receive a monthly credit, against the aggregate interest owed by Buyer to LaSalle with respect to any calendar month, for any interest earned by LaSalle during such month on funds of Buyer held by LaSalle pursuant to the cash sweep set forth above. The Working Capital Loan shall be evidenced by a note in the form or Exhibit J attached hereto (the "Working Capital Note") and shall be secured by the Pledge and UCC-1 Financing Statement. The principal amount of the Working Capital Loan and all accrued interest thereon shall become immediately due and payable, and LaSalle shall have no obligation to make any further advances an the Working Capital Loan, if
(a) LaSalle allows a third party to provide Buyer with the cash management services described below, or (b) Buyer defaults in any of its obligations to Seller or LaSalle, which default is not cured within five (5) days if it is a monetary default or thirty (30) days after notice from LaSalle if it is a non-monetary default. In addition, LaSalle shall not be obligated to make any further advances on the Working Capital Loan if there is any material adverse change in Buyer, including, without limitation, a material adverse change in the financial condition of Buyer, the filing of any material litigation against Buyer or any material adverse change in the prospects or business of Buyer as determined by LaSalle in its good faith discretion.

     If at some time, Seller is providing neither bonding assistance pursuant to Section 10.1 above, nor a Working Capital Loan pursuant to this section, Buyer may request that a third party assume cash management responsibilities provided the third party is a financial institution with expertise in managing cash for construction companies. Seller shall, in its reasonable discretion, approve or decline the request in writing based on a consideration of the capabilities of the proposed third-party manager, and the financial reporting, internal accounting and cash management controls and procedures of the Buyer and the third party at such time.

     10.3 Referrals. As long as the Note is outstanding and there is no default thereunder, LaSalle agrees upon request of Buyer to (a) include Buyer on the list of bidders for any interior tenant improvement work in the Chicago or Los Angeles metropolitan areas for which LaSalle or any of its affiliates is seeking bids unless, for any reason, LaSalle's client requests that Buyer not be included on the list of bidders or including Buyer on the list of bidders would violate any applicable laws and (b) recommend the selection of Buyer for such work as long as Buyer's bid is competitive and its experience is comparable to the other bidders. In particular, LaSalle will include Buyer on the list of bidders for the following: Amoco-Cantera, KPMG-Chicago, Commonwealth Edison-Chicago and Bank of America Chicago. Notwithstanding the foregoing, LaSalle shall have the obligation to include Buyer on the list of bidders only for any projects that are renovations or interior construction excluding base build-out.

     10.4 New Office Lease. If the landlord for the new premises which Buyer moves to upon its vacation of the office space currently being occupied by the Business at 11 South LaSalle Street in Chicago, Illinois, requires a letter of credit as security for Buyer's obligations under the lease, including in respect of any tenant improvements which will be made as part of such lease (the "Letter of Credit"), LaSalle will assist Buyer in obtaining the Letter of Credit by providing a guaranty thereof. LaSalle shall only be obligated to provide such guaranty if requested during the first year after Closing, and LaSalle's guaranty of the Letter of Credit, if necessary, will be for an amount not to exceed $300,000 and for a period of time not to exceed three (3) years or the length of time the Note is outstanding, whichever is shorter. Buyer shall immediately reimburse LaSalle for payments which LaSalle is required to make as a result of any draws on the Letter of Credit, and Buyer's obligation to reimburse LaSalle shall be secured by the Pledge and UCC-1 Financing Statement LaSalle's obligation to provide the guaranty of the Letter of Credit shall terminate if Buyer defaults in any of its obligations to Seller or LaSalle.

     10.5 Administrative Services. As long as Buyer is not in default of any of its obligations to Seller or LaSalle, Buyer may purchase one or more of the administrative services listed on Schedule 10.5 from LaSalle during the term of the Note, provided LaSalle is providing such services for its own administrative purposes at such time. Buyer shall reimburse LaSalle monthly for the cost of such services at the rates set forth on Schedule 10.5, provided Seller may reasonably increase such rates on January 1st of each year, commencing January 1, 1998. If there is a material change in the amount of such services which Buyer requires due to material changes in the size of Buyer, Buyer and LaSalle shall agree on a reasonable adjustment in such rate. In no event while the Note is outstanding, however, shall Buyer pay LaSalle less than $220,000 per annum for administrative services, regardless of the actual amount of administrative services used by Buyer, provided such minimum amount of $220,000 shall be increased each January 1st, commencing January 1, 1998, by the percentage increase in the CPI for the preceding calendar year. Any services provided by LaSalle pursuant to this paragraph shall be comparable to the services being provided to LaSalle for its own account.

                                   ARTICLE II
                        Post-Closing Covenants of Buyer.
                        --------------------------------

     11.1 Assumed Liabilities. Buyer agrees to keep a list describing in detail any Assumed Liabilities paid by Buyer and to retain all documentation supporting actual payment of each such Assumed Liability. Buyer will submit such list and such documentation to Seller within thirty (30) days after the end of each calendar quarter until all such Assumed Liabilities have been paid, satisfied or discharged by Buyer.

     11.2 Availability of Records. After the Closing, Buyer shall make available to Seller as reasonably requested by Seller, its agents and representatives, any taxing authority, and any governmental authority all information, records or documents relating to the Business or the employees of Seller for all periods prior to Closing and shall preserve all such information, records and documents until the later of (i) six (6) years after the Closing, (ii) the expiration of all statutes of limitations for taxes for periods prior to the Closing or extensions thereof applicable to Seller for tax information, records or documents or (iii) the required retention period for all government contract information, records or documents. Buyer shall also make available to Seller, as reasonably requested by Seller, personnel responsible for preparing or maintaining information, records and documents, in connection with tax matters, governmental contracts, litigation or potential litigation, including without limitation, claims for workers' compensation, general insurance liability and automobile insurance liability. Prior to destroying any material records related to Seller for the period prior to the Closing Date, Buyer shall notify Seller thirty (30) days in advance of any such proposed destruction of its intent to destroy, such records, and Buyer will permit Seller to retain any such records. With respect to any litigation and claims which are Excluded Liabilities, Buyer shall, at Seller's expense, render all reasonable assistance which Seller may request in defending such litigation or claim and shall make available to Seller personnel most knowledgeable about the matter in question (to the extent possible without disruption of Buyer's business).

     11.3 Use of Trade of Service Marks. Buyer shall not use or permit its employees or affiliates to use the name "LaSalle," "LaSalle Partners" or "LaSalle Construction" or any other corporate, trade or service marks or names owned or heretofore used by Seller or any of Seller's Affiliates; provided that Buyer may, in connection with its marketing disclose that it was formally part of LaSalle Construction and may display Seller's brochures, art work, photographs and advertising and promotional materials which are specifically for completed jobs of Seller performed by Buyer's employees provided (i) Buyer puts a sticker on such brochures indicating that Buyer is not part of Seller and (ii) Buyer may only use Seller's materials for up to sixty (60) days from the Closing Date.

     11.4 Tax Matters. Without limiting the generality of Section 11.2, after the closing, the Buyer, on the one hand, and the Seller, on the other hand, shall provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any tax return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for taxes, and each will retain and, upon the request of the other, provide the other with, any records or information which may be relevant to such return audit, examination or proceedings. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material to be provided hereunder and shall include furnishing to or permitting the copying by the requesting party of any records, returns, schedules, documents, workpapers or other relevant materials which might reasonably be expected to be of use in connection with such return, audit, examination or proceedings. The party requesting assistance hereunder shall reimburse the party whose assistance is requested for the reasonable out-of-pocket expenses incurred by it in providing such assistance, but shall not be required to reimburse the party providing such assistance with respect to time of employees made available pursuant to this

Section 11.4.

     11.5 Operating Covenants. As long as the Note, any other obligations of Buyer to Seller or LaSalle, or any credit commitment from LaSalle to or on behalf of Buyer is outstanding, Buyer shall perform and observe the following covenants and restrictions:

     (a) If Clune shall die or become permanently disabled, the Note and such other obligations shall become immediately due and payable, and Seller shall have the right to immediately exercise its remedies under the Pledge and any other security for the Note. Buyer may elect at any time, however, to obtain a key man life insurance policy for Clune in which case such key man life insurance policy shall be pledged to Seller as security for the Note, and the proceeds of such insurance shall be used to repay the Note. For purposes of this paragraph, Clune shall be deemed permanently disabled if Clune cannot supervise the business of Buyer and contract new business, which determination shall be made by LaSalle in its reasonable discretion within thirty
          (30) days after the occurrence of any event rendering Clune disabled and shall be made solely on the basis of facts known to LaSalle within such thirty (30) day period.

     (b) Seller shall have the right to inspect the books and records of Buyer at any reasonable time upon reasonable prior notice provided Seller shall maintain the confidentiality of the information in such books and records.

     (c) Buyer shall provide Seller with quarterly and annual financial statements of Buyer and its Affiliates, which shall be prepared in accordance with GAAP. The quarterly financial statements shall be certified by a principal officer of Buyer, and the annual financial statements shall be certified by KPMG Peat Marwick (or such other Big Six accounting firm selected by Buyer and reasonably approved by Seller). The quarterly financial statements shall be provided within
          (30) days after the end of each calendar quarter, and the annual financial statements shall be provided within ninety (90) days after the end of each calendar year.

     (d) Buyer shall not engage in any business activities other than the business of serving as general contractor for the construction of interior tenant improvements in Chicago, Illinois, and Los Angeles, California, without Seller's prior written consent.

     (e) Buyer shall maintain such insurance as Seller may reasonably require, including without limitation, property insurance, general liability insurance and automobile insurance. Such insurance shall be in such amounts and with such coverages as Seller may reasonably require. Buyer may select from insurance companies with an A.M. Best Rating of "A minus XII" or better to provide such insurance. All such liability insurance shall name Seller and LaSalle as additional insureds (and Buyer's liability policies shall provide that they are primary and non-contributory with respect to Seller), and all such property insurance shall name LaSalle as a loss payee, as its interest may appear. All such insurance shall provide that it may not be terminated or canceled without at least thirty (30) days prior written notice to Seller.

     (f) Buyer shall not incur any indebtedness other than (i) indebtedness to trade creditors in the ordinary course of business, (ii) credit facilities approved by Seller in its sole discretion, (iii) the Note, and (iv) Working Capital Loan or any replacement line of credit in an amount not in excess of $1,000,000; and Buyer shall not pledge or encumber any of its assets except for pledges or encumbrances in favor of Seller or LaSalle pursuant to the terms hereof.

     (g) Except as set forth in this paragraph, Buyer shall not make any payments, dividends or distributions in respect of Buyer's equity interest to its owners or make any Excess Payments (as defined below). Provided Buyer has paid Seller all interest on the Note which has accrued for previous calendar years and has paid any principal payments which are required to be amended under the Note for previous calendar years, and provide Buyer has repaid any payments made by LaSalle on the Letter of Credit and the payments made by LaSalle in connection with any bonds obtained for Buyer, and provided there is no outstanding default under the Note, Working Capital Loan or in any other payment obligation of Buyer to Seller or LaSalle, Buyer may, commencing in calendar year 1998, pay dividends or make distributions to its owners (the "Excess Payments") up to an amount equal to (i) the Pre-Tax Cash Flow of Buyer for the previous year, less (ii) the portion thereof required to be used to make principal prepayments on the Note during such year (i.e., the 30% share payable to Seller); provided that, at the option of Buyer, all or any portion of the amounts permitted to be dividended, distributed or paid out as Excess Payments in any year may instead by dividended, distributed or paid out at any time in any subsequent year without diminishing the amounts otherwise permitted to be dividended, distributed or paid out as Excess Payments in such subsequent year. In addition, notwithstanding any other provision in this Agreement to the contrary, any amount which is from time to time permitted to be dividend, distributed or paid out as an Excess Payment may, at Buyer's option, instead be paid out by Buyer to its officers, employees or Affiliates as bonuses or compensation. Neither Seller nor LaSalle shall have, and each hereby waives, any direct or indirect claims against the recipient of a dividend, distribution, bonus, compensation or Excess Payment permitted by this Agreement (or against any partners, officers, directors or shareholders of Buyer or its Affiliates) arising out of the declaration, payment or receipt of such dividend, distribution, bonus, compensation or Excess Payment.

     (h) Without the prior written consent of Seller, Buyer shall not sell, assign, transfer or exchange all or any material portion of its assets, and Buyer shall not merge, consolidate, liquidate or dissolve.

     (i) In order to assess the business risk to Buyer of possible over reliance on any particular client, without the prior written consent of Seller, which shall not be unreasonably withheld, Buyer shall not enter into any contract in any year which is expected to result in gross revenue to Buyer in excess of ten percent (10%) of the total gross revenue which the Buyer expects to earn in such year.

     (k) By November 15th of each year, Buyer shall deliver to Seller Buyer's business plan for the following year, which business plan shall be in substantially the form of Exhibit F. Such business plan shall be subject to the written approval of Seller, which approval shall not be unreasonably withheld; provided, however, it shall be deemed reasonable for Seller to withhold its approval of a business plan reflecting a projected net margin (i.e., Net Earnings divided by net construction management fees, as defined and shown on the audited financial statements of Buyer) or less than twenty percent (20%); provided, further, that if projected revenues in the business plan for the following year are at least 12.5% greater than anticipated actual revenues for the current year (which with respect to November and December of each year shall be estimated in good faith by Buyer), and the projected net margin, as described above, in such plan is at least 20%, Seller shall only be entitled to disapprove the business plan on the basis that the underlying assumptions, exclusive of any assumptions relating to the compensation payable to Buyer's employees or Affiliates, are not reasonable in light of prior actual experience or forecasted business conditions. Seller shall notify Buyer within ten (10) business days after receipt of the proposed business plan whether it has approved or disapproved the proposed business plan and, if it has disapproved the proposed business plan, its reasons for doing so. If Seller has disapproved the proposed business plan, Buyer and Seller shall work diligently together to prepare a business plan which has been approved by Seller by December 15th. Buyer shall use reasonable efforts to operate its business in accordance with such approved business plan.

                                   ARTICLE 12
                         Default Rights Regarding Clune
                         ------------------------------

     In addition to breach of any obligation hereunder, the occurrence of any one or more of the following events shall constitute an "Event of Default" by Buyer hereunder:

     (a) One or more changes in the management of Buyer occurs which results in the aggregate in a material diminution of Clune's responsibilities for Buyer;

     (b) Clune fails to devote substantially all of his business time and efforts to the Business or Clune devotes substantial time or effort to any other business without Seller's prior written consent.

     (c) Without the prior written consent of Seller, Clune sells, assigns, transfers pledges or encumbers 20% or more of the equity interests in Buyer or the right to receive distributions from Buyer, or Clune fails to own directly or indirectly at least 80% of the equity interests in Buyer free and clear of all encumbrances.

     If any Event of Default shall have occurred and be continuing, Seller and LaSalle may, without notice, terminate their obligations hereunder, declare the Note and Working Capital Note immediately due and payable and exercise any rights or remedies provided to Seller or LaSalle under the Pledge Agreement and/or at law or equity. In no event, however, shall LaSalle or Seller have the right to use the name "Clune" if LaSalle or Seller exercises any of its rights under the Pledge Agreement.

                                   ARTICLE 13
                          Indemnification and Survival
                          ----------------------------

     13.1 Indemnification by Seller. Seller and LaSalle agree to indemnify and hold harmless Buyer and its Affiliates at all times against and in respect of losses, liabilities, costs and expenses (including reasonable attorneys' fees) (collectively, "Losses" ) which are caused by (i) any breach of the representations, warranties, covenants and agreements of Seller and LaSalle set forth in this Agreement; (ii) any Excluded Liability; or (iii) except as set forth in this Agreement, the operation of the Business prior to the Closing Date. Buyer shall promptly notify Seller in writing of all matters which may give rise to the right to indemnification hereunder, it being understood that if Seller does not receive notice of any matter known to Buyer and as to which Buyer or its Affiliates are entitled to indemnification hereunder in time to contest the determination of any such liability which is susceptible to being successfully contested, Seller shall not be obligated to indemnify Buyer or its Affiliates with respect thereto. Seller shall notify Buyer in writing within thirty (30) days after receipt of such whether Seller and LaSalle agree that the matter is covered by the indemnity set forth herein. If Seller agrees that the matter is covered by the indemnity set forth herein, Buyer shall not admit any liability with respect to, or settle, compromise or discharge any such matter covered by this Section 13.1 without Seller's prior written consent; and Seller shall have the right, with the consent of Buyer, which shall not be unreasonably withheld, to settle all indemnification matters related to claims by third parties which are susceptible to being settled, and to defend (without the consent of Buyer) through counsel of its own choosing, at its own expense any action which may be brought by a third party in connection therewith, provided, however, that Buyer shall have the right to have its counsel participate fully in such defense at its own expense. Buyer and Seller shall keep each other reasonable access to books and records and otherwise cooperate with all reasonable requests of each informed of all settlement negotiations with third parties and of the Progress of any litigation with third parties. Buyer and Seller shall permit each other in connection with any indemnificable matter resulting from a claim by a third party.

     13.2 Indemnification by Buyer. Buyer agrees to indemnify and hold harmless Seller at all times against and in respect of all Losses which arise out of or are based on (i) any breach of the representations, warranties, covenants and agreements of Buyer set forth in this Agreement; (ii) any Assumed Liability; or
(iii) the operation of the Business on or after the Closing Date. Seller shall promptly notify Buyer in writing of all matters which may give rise to the right to indemnification hereunder, it being understood that if Buyer does not receive notice of any matter known to Seller and as to which Seller is entitled to indemnification hereunder in time to contest the determination of any such liability which is susceptible to being successfully contested, Buyer shall not be obligated to indemnify Seller with respect thereto. Buyer shall notify Seller in writing within thirty (30) days after receipt of such notice whether Buyer agrees that the matter is covered by the indemnify set forth herein. If Buyer agrees that the matter is covered by the indemnity set forth herein, Seller shall not admit any liability with respect to, or settle, compromise or discharge any such matter covered by this Section 13.2 without Buyer's prior written consent, and Buyer shall have the right, with the consent of Seller, which shall not be unreasonably withheld, to settle all indemnifiable mattes related to claims by third parties which re susceptible to being settled, and to defend without the consent of Seller) through counsel of its own choosing, at its own expense, any action which may be brought by a third paty in connection therewith, provided, however, that Seller shall have the right to have its counsel participate fully in such defense at its own expense. Buyer and Seller shall each other informed of all settlement negotiations with third partis. Buyer and Seller shall permit each other reasonable access to books and records and otherwise cooperate with all reasonable requests of each other in connection with any indemnifiable matter resulting from a claim by a third party.

                                   ARTICLE 14
                                  Termination.

     14.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date.

          14.1.1 Mutual Consent. With the mutual consent of Buyer and Seller, or

          14.1.2 By Seller. By Seller, if by the Closing Date any of the conditions provided in Section 9.1 shall have been satisfied, complied with or performed in any material respect, and Seller shall not have waived such failure of satisfaction, noncompliance or nonperformance; or

          14.13 By Buyer. By Buyer, if by the Closing Date nay of the conditions provided in Section 9.2 shall not have been satisfied, complied with or performed in any material respect, and Buyer shall not have waived such failure of satisfaction, noncompliance or nonperformance.

     14.2      Written Notice. In the event of any termination pursuant to
Section 14.1 (other than pursuant to Section 14.1.1), written notice setting forth the reasons therefor shall forthwith be given by the terminating party to the other.

     14.3 Continuing Confidentiality. If this Agreement shall be terminated as herein set forth, Buyer agrees that it will remain obligated under, and will comply with, the provisions of Section 15.3.


                                   ARTICLE 15
                                 Miscellaneous.

     15.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns; provided, however, Buyer and Clune may not assign their rights or obligations under this Agreement without the consent of Seller; and Seller and LaSalle may not assign their rights and obligations hereunder, except to an Affiliate or a successor entity, without the consent of Buyer. In the case of such assignment, the assigning party shall remain liable for all the obligations and liabilities of the assigning party arising from or assumed under this Agreement or arising from the transactions contemplated hereunder.

     15.2 Announcements. Prior to Closing each party shall keep the terms of this Agreement confidential except any disclosure which Seller or Buyer in its good faith judgment believes is required by law (in which case the party making the disclosure will use all commercially reasonable efforts to consult with the other party prior to making any such disclosure) and except that Seller may announce to its employees that the Business is being sold. After Closing either party may announce the sale of the Business to Buyer but not the other terms hereof, which announcement shall be subject to the reasonable approval of the other party.

     15.3 Confidentiality. Except as required by applicable law, all information related to the Business shall be maintained in strict confidence by Buyer and its employees, advisors and agents prior to Closing. Except as required by applicable law, all information related to the Buyer's business shall be maintained in strict confidence by Seller, LaSalle and their respective employees, advisors and agents.

     15.4 Expenses. Each party shall bear its own expenses with respect to the transactions contemplated by this Agreement; provided, however, if any litigation is instituted between the parties hereto in connection with this Agreement, the losing party in such litigation shall pay the reasonable attorneys' fees and court costs of the prevailing party in such litigation. Any sale, transfer, use or other tax (other than income tax) or recording cost incurred upon the sale or transfer of the Purchased Assets shall be the liability of the party upon which such tax is imposed by law.

     15.5 Severability. Each of the provisions contained in this Agreement shall be severable, and the unenforceability of one shall not affect the enforceability of any others or of the remainder of this Agreement.

     15.6 Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the parties hereto. This Agreement and the documents to be executed and delivered pursuant hereto contain the entire agreement of the parties hereto with respect to the transactions covered hereby, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof.

     15.7 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their respective affiliates and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right.

     15.8 Waiver. The failure of any party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

     15.9 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Illinois without regard to the conflicts of laws provisions thereof.

     15.10 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

     15.11 Counterparts. More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed any original.

     15.12 Choice of Forum. Buyer and Seller agree that any suit, action or proceeding brought by either party against the other party to this Agreement in connection with or arising out of this Agreement shall be brought solely in the state or federal courts located in Chicago, Illinois, and that such courts have exclusive jurisdiction over any matters with respect to this Agreement.

     15.13 Further Documents. Each of Buyer and Seller will, at the request of another party, execute and deliver to such other party all such further instruments, assignments, assurances and other documents as such other party may reasonably request in connection with the carrying out of this Agreement and the transactions contemplated hereby.

     15.14 Notices. All communications, notices and consents provided for herein shall be in writing and be given in person or by means of telex, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type) or by mail, and shall become effective (x) on delivery if given in person, (y) on the date of transmission if sent by telex, facsimile or other means of wire transmission, or (z) three business days after being deposited in the United States mails, with proper postage and documentation, for first-class registered or certified mail, prepaid.

Notices shall be addressed as follows:

If to Buyer or Clune, to:

          Clune Construction Company L.P.
          11 South LaSalle Street
          Chicago, Illinois  60603

          Attention: Michael T. Clune
          Facsimile Number:  (312) 419-8139

          with a copy to:

          Winston & Strawn
          35 West Wacker Drive
          Chicago, Illinois  60601
          Attn:  Gregory S. Murray
          Facsimile Number:  (312) 558-5700

If to Seller or LaSalle, to:

          LaSalle Partners Limited
          200 East Randolph Drive
          Chicago, Illinois  60601
          Attn:  Paul R. Sorensen
          Facsimile Number:  (312) 228-0980

          with a copy to:

          Hagan & Associates
          200 East Randolph Drive
          Suite 4322
          Chicago, Illinois  60601
          Attn:  R.K. Hagan
          Facsimile Number:  (312) 228-0982

provided, however, that is any party shall have designated a difference address by notice to the others, then to the last address so designated.

     15.15 Survival. All of the terms, covenants, representations and warranties contained in this Agreement shall survive the Closing.

     15.16 Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

     15.17 Nonrecourse Loan. No recourse under or in respect of this Agreement, the Note or the obligations created or evidenced hereby or thereby shall be taken against the assets of Clune or the partners of Seller or Buyer; provided, however, this section shall not be deemed to relieve either LaSalle or Clune of their explicit contractual obligations hereunder (such obligations of Clune being only those set forth in Section 3.2.2); provided, further, in no event shall Clune be deemed to have personal liability for repayment of the Note, the Working Capital Note or any other obligations of Buyer hereunder or contemplated hereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                         LASALLE PARTNERS LIMITED,
                           a Delaware limited partnership



                         By:/s/ Timothy McGarrity
                            ------------------------------
                              Name: Timothy McGarrity
                                   -----------------------
                              Title: Vice President
                                     ---------------------


                         LASALLE CONSTRUCTION LIMITED PARTNERSHIP
                           a Delaware limited partnership

                         By:  LaSalle Construction Corporation,
                                its general partner



                         By: /s/ Timothy McGarrity
                            -----------------------------
                              Name: Timothy McGarrity
                                    ---------------------
                              Title: Vice President
                                     --------------------


                         CLUNE CONSTRUCTION COMPANY, L.P.
                           a Delaware limited partnership

                         By:  Dubline Construction Corp.,
                                its general partner



                         By: /s/ Michael T. Clune
                             ---------------------------
                              Name:  Michael T. Clune
                              Title: President



                         /s/ Michael T. Clune
                         -------------------------------
                             MICHAEL T. CLUNE